EXHIBIT 10.10
UGI CORPORATION
2021 INCENTIVE AWARD PLAN
TERMS AND CONDITIONS FOR NON-EMPLOYEE DIRECTORS
Effective February 1, 2021

UGI Corporation
2021 Incentive Award Plan
Stock Options and Stock Units For Non-Employee Directors
Terms and Conditions
The following Terms and Conditions shall be used for purposes of administering Options and Stock Units granted to Non-Employee Directors under the 2021 Incentive Award Plan (the “Plan”). The Administrator has discretion to modify or deviate from the Terms and Conditions at any time, and in all events the specific terms of the Award Agreement shall control. The defined terms shall have the meanings given those terms in the Plan or in these Terms and Conditions, if not defined in the Plan.
1.Definitions.
Whenever used in these Terms and Conditions for Non-Employee Directors, the following terms will have the meanings set forth below:
(a)“Account” means the Company’s bookkeeping account established pursuant to Section 3, which reflects the number of Stock Units and the amount of Dividend Equivalents standing to the credit of a Participant under the Plan.
(b)“Deferral Plan” means the UGI Corporation 2009 Deferral Plan, as amended from time to time.
(c) “Retirement” means a Non-Employee Director’s Separation from Service after (1) attaining age 65 with five or more years of service with the Company, or (2) ten or more years of service with the Company.
(d)“Separates from Service” means the Non-Employee Director’s termination of service as a non-employee director and as an employee of the Company for any reason other than death and shall be determined in accordance with section 409A of the Code.
(e)“Stock Unit” means an award of a phantom unit of Common Stock, specifically a Restricted Stock Unit or Performance Unit issued under the Plan.
(f)“Unit Value” means, at any time, the value of each Stock Unit issued under the Plan, which value shall be equal to the Fair Market Value of a share of Common Stock on such date.
2.Options.
(a)    Grant of Options. The Administrator shall grant Options annually to Non-Employee Directors in the amounts set forth on the attached Exhibit A, on the date specified therein. The Option exercise price will equal the Fair Market Value on the date of grant. In the case of an Option that is a Substitute Award, the exercise price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided that the exercise price of any Substitute Award is determined in accordance with the applicable requirements of Sections 424 and 409A of the Code. Any Non-Employee Director who becomes a Non-Employee Director mid-year (i.e., after the annual meeting of shareholders) shall not automatically receive an Option Award upon election to the Board.

(b)    Exercise and Vesting. Each Option will be fully vested and immediately exercisable on the date of grant or at such times and as specified in the Award Agreement. Subject to Section 6.6 of the Plan, the term of each Option will not exceed ten years. Notwithstanding the foregoing, and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by Applicable Law, as determined by the Administrator, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option issued to the Participant shall terminate immediately upon such violation, unless the Administrator otherwise determines.
(c)    Separation from Service. Except as otherwise specified by the Committee, each Option, to the extent that it has not previously been exercised, will terminate when the Participant holding such Option Separates from Service. However, if a Participant holding an Option Separates from Service by reasons stated in (1) though (5) immediately below the Option held by any such Participant will be fully and immediately exercisable and will thereafter be exercisable pursuant to the following:
(1)Retirement. If a Participant Separates from Service on account of Retirement, the Option held by such Participant will continue in effect and terminate upon the expiration date of the Option.
(2)Disability. The Administrator shall have sole discretion to determine whether or not a Participant is “disabled.” If a Participant is determined to be “disabled” by the Administrator, the Option held by such Participant may be exercised at any time prior to the earlier of the expiration date of the Option or the expiration of the 36-month period following the Participant’s Separation from Service on account of disability.
(3)Death. In the event of the death of a Participant while serving as a non-employee director or employee of the Company or its Subsidiaries, the Option held by such Participant may be exercised at any time prior to the earlier of the expiration date of the Option or the expiration of the 12-month period following the Participant’s death. Such Option may be exercised by the personal representative of the Participant’s estate, or the personal representative under applicable law if the Participant dies intestate.
(d)    Payment. An Option may be exercised, and the Option exercise price paid, in any method permitted by the Plan.
3.Award of Stock Units.
(a)    Annual Award of Stock Units. Each Non-Employee Director shall receive an annual award of Stock Units in the amount set forth on the attached Exhibit A on the date specified therein. Such Stock Units shall be credited to each Participant’s Account as specified in Section 3(c) below. Any Non-Employee Director who becomes a Non-Employee Director mid-year (i.e., after the annual meeting of shareholders) shall not automatically receive an award of Stock Units upon election to the Board.
(b)    Dividend Equivalents
(i)Dividend Equivalent to be Credited. From the date of grant of each Stock Unit until the Participant’s Account has been fully distributed, on each payment date for a dividend paid by the Company on its Common Stock, the Company shall credit to each Participant’s Account an amount equal to the Dividend Equivalent associated with the Stock Units held by the Participant on the record date for the dividend.
(ii)Conversion to Stock Units. On the last day of each calendar year, the amount of the Dividend Equivalents credited to the Participant’s Account during that calendar year, shall be converted to a number of Stock Units, based on the Unit Value on the last day of the calendar year. Notwithstanding the foregoing, in the event of a Change in Control or in the event the Non-Employee Director dies or Separates from Service prior to the last day of the calendar year, as soon as practicable following such event and in no event later than the date on which Stock Units are redeemed in accordance with Section 5, the Company shall convert the amount of the Dividend Equivalents credited to the Participant’s Account as of the date of the Change in Control, death or Separation from Service (the “Conversion Date”) to a number of Stock Units based on the Unit Value on the Conversion Date.
(c)    Accounts. The Company shall keep records to reflect the number of Stock Units and Dividend Equivalents credited to each Non-Employee Director hereunder. Fractional Stock Units shall accumulate in the Participant’s Account and shall be added to fractional Stock Units held in such Account to create whole Stock Units.
4.Dividend Equivalents on Stock Units Granted under 2013 Plan. Shares of Common Stock will be issued under the Plan with respect to Dividend Equivalents that are credited after the effective date of the Plan on Stock Units granted under the 2013 Omnibus Incentive Compensation Plan before February 1, 2021.
5.Events Requiring Redemption of Stock Units.
The Company shall redeem Stock Units credited to a Participant’s Account only at the times and in the manner prescribed by the terms of this Section 5.
(a)    Death. In the event a Participant dies, the Company shall redeem all of the Stock Units then credited to the Participant’s Account as of the date of the Participant’s death, based on the Unit Value of the Stock Units credited to the Participant’s Account as of the date of the Participant’s death. An amount equal to 65% of the aggregate Unit Value will be paid in the form of whole Shares (with fractional Shares paid in cash), and the remaining 35% of the aggregate Unit Value will be paid in cash. The redemption amount shall be paid to the Participant’s estate within 60 business days after the Participant’s death.
(b)    Separation from Service. In the event a Participant Separates from Service, the Company shall redeem all of the Stock Units then credited to the Participant’s Account as of the date of such Separation from Service, based on the Unit Value of the Stock Units credited to the Participant’s Account as of the date of the Participant’s Separation from Service. An amount equal to 65% of the aggregate Unit Value will be paid in the form of whole Shares (with fractional Shares paid in cash), and the remaining 35% of the aggregate Unit Value will be paid in cash, within 30 business days after the date of the Participant’s Separation from Service.

(c)    Change in Control. In the event of a Change in Control, the Company shall redeem all the Stock Units then credited to the Participant’s Account. The redemption amount shall be paid in cash on the closing date of the Change in Control (except as described below). The amount paid shall equal the product of the number of Stock Units being redeemed multiplied by the Unit Value at the date of the Change in Control. However, in the event that the transaction constituting a Change in Control is not a change in control event under section 409A of the Code, the Participant’s Stock Units shall be redeemed and paid in cash upon Separation from Service or death on the applicable date described in subsection (a) or (b) above (based on the aggregate Unit Value on the date of Separation from Service or death as determined by the Administrator), instead of upon the Change in Control pursuant to this subsection (c). If payment is delayed after the Change in Control, pursuant to the preceding sentence, the Administrator may provide for the Stock Units to be valued as of the date of the Change in Control and interest to be credited on the amount so determined at a market rate for the period between the Change in Control date and the payment date.
(d)    Effect on Outstanding Stock Units and Dividend Equivalents. The provisions of this Section 5 relating to the medium of payment (i.e., payment in cash or in a combination of cash and Shares) shall apply to all outstanding Stock Units and Dividend Equivalents.
(e)    Section 409A. Stock Units and Dividend Equivalents shall meet the requirements of section 409A of the Code or an exemption from such requirements. If an Award is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (iii) payments to be made upon a Change in Control shall only be made upon a “Change in Control event” under section 409A of the Code, (iv) unless the Award Agreement specifies otherwise, each payment shall be treated as a separate payment for purposes of section 409A of the Code, and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.
(f)    Deferral Elections. Notwithstanding the foregoing, a Non-Employee Director may make a one-time, irrevocable election to elect to have all of the Non-Employee Director’s Stock Units credited to the Non-Employee Director’s account under the Deferral Plan on the date of the Non-Employee Director’s Separation from Service, in lieu of the redemption and payments described in subsections (a) or (b). If the Non-Employee Director makes a deferral election, the Non-Employee Director’s Stock Units will be credited to the Non-Employee Director’s account under the Deferral Plan at Separation from Service and the amount credited to the Deferral Plan shall be distributed in accordance with the provisions of the Deferral Plan. If the Non-Employee Director makes a deferral election and a Change in Control occurs: (i) subsection (c) above shall apply if the Change in Control occurs before the Non-Employee Director’s Separation from Service and (ii) the terms of the Deferral Plan shall apply if the Change in Control occurs after or simultaneously with the Non-Employee Director’s Separation from Service. An election under this subsection (f) shall be made in writing, on a form and at a time prescribed by the Administrator and shall be irrevocable upon submission to the Corporate Secretary.
6.Company Policies. All Shares issued pursuant to an Option or Stock Unit shall be subject to any applicable policies implemented by the Board of the Company, as in effect from time to time.

Exhibit A

Non-Employee Director Awards
Options:
    The number of shares based on a value determined by the Board in its discretion

    Grant Date: The date on which the Non-Employee Director is elected to the Board at an annual meeting of shareholders
Options granted to Non-Employee Directors through 2015 were granted under the 2004 Omnibus Equity Compensation Plan.
Options granted to Non-Employee Directors from 2016 through January 31, 2021, were granted under the 2013 Omnibus Incentive Compensation Plan.
Stock Units:
    The number of units based on a value determined by the Board in its discretion

    Grant Date: The date on which the Non-Employee Director is elected to the Board at an annual meeting of shareholders

Notwithstanding the foregoing, a Non-Employee Director who becomes a Non-Employee Director mid-year (i.e., after the annual meeting of shareholders) shall not automatically receive an Option award or an award of Stock Units upon election to the Board.